Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Broadcom Corporation for the registration of Class A Common Stock, Debt Securities, and Preferred Stock and to the incorporation by reference therein of our report dated January 25, 2008, with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Orange County, California
February 3, 2009